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Exhibit 10.20

DESCRIPTION OF DIRECTOR AND EXECUTIVE COMPENSATION ARRANGEMENTS
(February             , 2011)

Compensation of Non-Employee Directors

            Annual Retainer.    Non-employee members of the Board receive an annual retainer in cash and restricted stock:

  •
  The cash component is $70,000.

  •
  The restricted stock award has a value of $82,500(1).

  •
  The retainer is payable upon election, re-election or appointment to the Board(2).

  (1)
  Grants of restricted stock are determined by dividing the cash value of the award by the 20 trading day average closing price of the Company's common stock ending on the trading day immediately preceding the date of such award.

  (2)
  Pro-rated for partial years of service.

            Committee Chair Retainers.    Each non-employee Committee Chair receives:

  •
  Audit—$20,000, payable one-half in cash and one-half in restricted stock.

  •
  All other Committees (except Executive Committee) — $15,000, payable one-half in cash and one-half in restricted stock.

            Meeting Fees.    Non-employee directors receive $2,000 per Board meeting for in person attendance. Non-employee directors receive $1,500 per committee meeting for attendance (whether in person, by telephone or video conference). The per meeting fee payable for in person attendance of Board or committee meetings is two (2) times regular meeting fee for any non-employee Director who must travel more than four (4) times zones from his or her personal residence to the location of a meeting of the Board or any of its committees. No Director currently lives more than four (4) time zones from the location of meetings of the Board or any of its committees.

            Lead Independent Director Compensation.    The non-employee director designated as Lead Director receives an additional retainer of $25,000 annually, payable one-half in cash and one-half in restricted stock (pro-rated for any partial year of service).

            Vesting of Restricted Stock.    All restricted stock compensation received by non-employee directors vests in full one year after the award.

            Director Ownership Guidelines.    Under the Company's Governance Principles, directors must own 3,000 or more shares of the Company's common stock or units of the Operating Partnership within two years after their initial election or appointment and 5,000 or more shares or units three years from such date. Restricted stock qualifies for this purpose only after full vesting.

            Deferred Compensation.    Non-employee directors may elect to defer all or a portion of their cash compensation under the Company's Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"). To date, none of our non-employee directors has elected to do so. All restricted stock issued to non-employee directors as retainers will be placed in the Deferred Compensation Plan. Dividends paid on the restricted stock in this account must be reinvested in the Company's common stock. Amounts in the Deferred Compensation Plan will not be released until a director retires and resigns from the Board or is not re-elected.

Compensation of Named Executive Officers

            Base Salaries.    The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board sets or ratifies the base salaries of the Company's executive officers. The following are the current annual base salary levels for the Company's Chief Executive Officer, Chief Financial Officer

and its three other most highly compensated executive officers (the "Named Executive Officers") required to be identified in the proxy statement for the Company's 2011 annual meeting of stockholders:

David Simon	$1,000,000
Chief Executive Officer
Stephen E. Sterrett	500,000
Executive Vice President and
Chief Financial Officer
Richard S. Sokolov	782,000
President and Chief Operating Officer
James M. Barkley	550,000
General Counsel and Secretary
John Rulli	450,000
Executive Vice President, Chief Administrative Officer and President

            Employment Agreements.    Mr. Sokolov has entered into an employment agreement with the Company, a copy of which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

            Bonus Plan.    Each of the Named Executive Officers is also eligible to receive an annual bonus under the Company's bonus program. For each participant, the Company sets a bonus target, generally expressed as a percentage of base salary. Actual bonus payments may range from 0 to 150% of the target amount. The Company sets specific criteria for corporate, business unit (if applicable) and individual (if applicable) objectives. The criteria may also include subjective measures of performance or financial measures such as EBITDA or other measures related to an executive's primary areas of responsibility. In the case of our Named Executive Officers, the bonus criteria are approved by the Compensation Committee. In the recent past, the payment of bonuses has been made subject to achievement of the Company's overall budget for the year. The Company also includes "stretch" levels which may justify higher payments if Company performance exceeds its budget. If an executive officer's bonus criteria are objective, then the achievement of those criteria are reviewed by the Compensation Committee. Achievement of the bonus criteria is generally determined in February of the year after the performance year and bonuses are paid in March.

            At the time of filing this description, the Compensation Committee has not yet determined the bonuses for the Named Executive Officers for 2010.

            Long-Term Incentives.    The Named Executive Officers are eligible to receive discretionary awards under the Simon Property Group, L.P. 1998 Stock Incentive Plan (the "1998 Plan"). Under the 1998 Plan, the Compensation Committee may make the following types of equity-based awards: incentive stock options, nonqualified stock options, stock appreciation rights, performance units and restricted stock. Prior to 2010, the only forms of awards the Compensation Committee had granted had been options and restricted stock. No stock options have been granted to employees since 2001. Beginning in 2010, the Compensation Committee has awarded LTIP units pursuant to three-year long-term incentive programs ("LTIP programs") in which the Named Executive Officers participate.

            Awards under the LTIP program take the form of LTIP units, a type of limited partnership interest issued by the Operating Partnership. Awarded LTIP units can be earned, in whole or in part, depending upon the extent to which our total stockholder return, or TSR (representing the difference between a baseline value and valuation date based on price appreciation of our common stock plus cumulative dividends we pay on our common stock without compounding), over the performance period exceeds the relative and absolute performance targets set by the committee. The LTIP units that are earned to the extent that applicable TSR benchmarks are achieved during the performance period become the equivalent of units, but only after an additional two year service-based vesting requirement that begins after the end of the performance period. LTIP units not earned are forfeited. Units are exchangeable for shares of the Company's common stock on a one-for-one basis, or cash, as selected by the Company.

            The Compensation Committee approved three programs for 2010 having one, two and three year performance periods, respectively, which are referred to as the one, two and three year 2010 LTIP Programs (the "2010 LTIP Programs"). The performance period for the one year LTIP program ended December 31, 2010; the performance period for the two year LTIP program will end December 31, 2011; and the performance period for the three year LTIP program will end December 31, 2012.

            All of the 2010 LTIP Programs use the same three performance measures. The Company compares the TSR of the Company's common stock during the applicable performance period using a baseline value of $79.80 per share (the closing sale price as reported by the NYSE for December 31, 2009). The first relative performance measure, weighted at 60%, requires our TSR to equal or exceed the overall performance of the MSCI US REIT (Total Return) Index. The second relative performance measure, weighted at 20%, requires our TSR to equal or exceed the overall performance of the S&P 500 (Total Return) Index. The third performance measure, which is weighted at 20%, requires our TSR, viewed on an absolute basis, to exceed a specified target TSR. To achieve a 100% payout of the award based on all three measures, our TSR must exceed the performance of the MSCI US REIT Index by 3% or more, must exceed the performance of the S&P 500 by 2% or more on an annual basis and must be 12% per year or more. To receive a partial payout any one of the following must occur: our TSR must be greater than the MSCI US REIT Index minus 1%, our TSR must be greater than the S&P 500 minus 2% or our TSR on an absolute basis must be greater than 6.67% per year.

            The number of earned LTIP units will be determined by the Compensation Committee when our financial results for the performance period are available using the following payout matrices (with linear interpolation between the specified payout percentages):

  Relative TSR (Weighted 60%)—MSCI US REIT Index

All Performance Periods	Payout % of Target
Index -1%	0.0%
=Index	33.3%
Index +1%	50.0%
Index +2%	66.7%
Index +3% or greater	100.0%

  Relative TSR (Weighted 20%)—S&P 500 Index

All Performance Periods	Payout % of Target
Index -2%	0%
=Index	33.3%
Index +2%	100.0%

  Absolute TSR (Weighted 20%)

1/1/2010-12/31/2010 Performance Period	1/1/2010-12/31/2011 Performance Period	1/1/2010-12/31/2012 Performance Period	For Each Period— Payout % of Target
<=6.67%	<=13.33%	<=20%	0.0%
8%	16%	24%	33.3%
9%	18%	27%	50.0%
10%	20%	30%	66.7%
11%	22%	33%	83.3%
>=12%	>=24%	>=36%	100.0%

            After the end of each performance period, any earned LTIP units will then be subject to time-based vesting over a period of two years. One-half of the earned LTIP units will vest on January 1 of each of the two succeeding years following the end of the applicable performance period, subject to the participant maintaining employment with us through those dates.

            After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP Unit equal to the distributions, both regular and special, payable on a unit.

            On March 16, 2010, the Compensation Committee approved the following awards of LTIP units under the one, two and three year 2010 LTIP Programs for the Named Executive Officers:

	Maximum Number of LTIP Units Awarded
	One-Year	Two-Year	Three Year
David Simon	62,956	120,976	170,314
Richard Sokolov	29,364	56,850	85,157
James M. Barkley	23,492	51,165	74,513
Stephen E. Sterrett	23,492	51,165	74,513
John Rulli	17,618	34,110	53,223

            On February 2, 2011, the Compensation Committee determined that the following LTIP units had been earned under the one year 2010 LTIP Program by the Named Executive Officers:

	Earned LTIP Units Under One-Year 2010 LTIP Program	Percentage Payout of Maximum Award
David Simon	49,894	79.3%
Richard Sokolov	23,272	79.3%
James M. Barkley	18,618	79.3%
Stephen E. Sterrett	18,618	79.3%
John Rulli	13,963	79.3%

            Insurance and 401(k) Plan.    The Company pays employee and dependent life insurance premiums for each Named Executive Officer and makes annual contributions to the accounts of the Named Executive Officers under the Company's 401(k) retirement plan. The Company's basic contribution to the 401(k) retirement plan is equal to 1.0% of the Named Executive Officer's compensation and vests 20% after completion of two years and an additional 20% after each additional year of service until fully vested after six years. The Company matches 100% of the first 3% of the Named Executive Officer's contribution and 50% of the next 2% of the Named Executive Officer's contribution. Company matching contributions are vested when made. The Company's basic and matching contributions are subject to applicable IRS limits and regulations.

            Non-Qualified Plan.    The Named Executive Officers may also participate in the Deferred Compensation Plan, a non-qualified deferred compensation plan for certain executives, key employees and directors. While the Deferred Compensation Plan is an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, certain assets have been set aside in the Simon Property Group, L.P. Deferred Compensation Plan Trust to be used to pay benefits to participants, except to the extent the Company becomes insolvent.

            The Deferred Compensation Plan permits eligible employees to defer receipt of up to 100% of their compensation, including Company stock awarded under the 1998 Plan. The Deferred Compensation Plan also authorizes the Company to make matching contributions based on each eligible employee's elective cash deferrals. The Company has not made any matching contributions since the inception of the Deferred Compensation Plan. Participants in the Deferred Compensation Plan are 100% vested in all elective cash deferrals. Deferrals of Company stock awarded under the 1998 Plan vest in accordance with the terms of the 1998 Plan. Employee elective cash deferrals generate earnings based on investment elections made by individual participants.

            Heath and Welfare Benefits.    The Named Executive Officers also participate in health and welfare benefit plans on the same terms as other salaried employees.

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  Exhibit 10.20
DESCRIPTION OF DIRECTOR AND EXECUTIVE COMPENSATION ARRANGEMENTS (February , 2011)